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                                                                 EX-99.(h)(1)(i)

                                   SCHEDULE B

                         SHAREHOLDERS SERVICES AGREEMENT
                              COMPENSATION SCHEDULE
                           EFFECTIVE SEPTEMBER 1, 2004

                      DELAWARE INVESTMENTS FAMILY OF FUNDS


1. Delaware Service Company, Inc. ("DSC") will determine and report to the Fund, at least annually, the compensation for services to be provided to the Fund for DSC's forthcoming fiscal year or period.

2. In determining such compensation, DSC will fix and report a fee to be charged per account for services provided. DSC will bill, and the Fund will pay, such compensation monthly.

3. Except as otherwise provided in paragraphs 4 and 5, the charge consists of an annual per account charge of $21.25 per annum for: each open and closed account on DSC's records and each account held on a sub-accounting system maintained by firms that hold accounts on an omnibus basis. These charges are as follows:

    These charges will be assessed monthly on a pro rata basis and will be determined using the number of Shareholder and Retirement Accounts maintained as of the last calendar day of each month.

    Subtransfer agency fees (or similar fees) related to accounts on a retirement processing system will be passed on to the Fund at cost, without markup.

4. DSC's compensation for providing services to the Series of Delaware VIP Trust (the "VIP Trust") will be 0.01% of average daily net assets per Series annually. DSC will bill, and the VIP Trust will pay, such compensation monthly.

5. DSC's compensation for providing services to the Portfolios of Delaware Pooled Trust (the "Trust") (other than The Real Estate Investment Trust Portfolio) will be 0.01% of average daily net assets per Portfolio annually. DSC will bill, and the Trust will pay, such compensation monthly. Notwithstanding anything in this paragraph to the contrary, DSC's compensation for The Real Estate Investment Trust Portfolio will be as set forth in paragraph 3 above.


AGREED AND ACCEPTED:
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DELAWARE SERVICE COMPANY, INC.                  DELAWARE GROUP GLOBAL AND INTERNATIONAL FUNDS
                                                for its series set forth in Schedule A to this
                                                Agreement



By:      Douglas L. Anderson                    By:      Jude T. Driscoll
   ---------------------------------------         -----------------------------------------
Name:    Douglas L. Anderson                    Name:    Jude T. Driscoll
Title:   Senior Vice President/Operations       Title:   Chairman/President/Chief Executive
                                                         Officer
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